Exhibit 12



                        RATIO OF EARNINGS TO FIXED CHARGES



                                             Year Ended December 31
                                  -------------------------------------------
                                    1997     1996     1995     1994     1993
                                    ----     ----     ----     ----     ----
                                        (In thousands, except ratio data)

Income Before Income Taxes. . . . $ 6,744  $ 8,418  $ 8,969  $10,319  $ 8,322

Interest on Indebtedness. . . . .   8,801    8,312    8,048    5,556    4,910

Portion of rents representative
  of the interest factor. . . . .     603      518      449      419      362
                                  -------  -------  -------  -------  -------
     Earnings as adjusted . . . . $16,148  $17,248  $17,466  $16,294  $13,594
                                  =======  =======  =======  =======  =======


Fixed Charges:

Interest on Indebtedness. . . . . $ 8,801  $ 8,312  $ 8,048  $ 5,556  $ 4,910

Portion of rents representative
  of the interest factor. . . . .     603      518      449      419      362
                                  -------  -------  -------  -------  -------
      Fixed Charges . . . . . . . $ 9,404  $ 8,830  $ 8,497  $ 5,975  $ 5,272
                                  =======  =======  =======  =======  =======


Ratio of Earnings
  to Fixed Charges. . . . . . . .    1.72     1.95     2.06     2.73     2.58
                                     ====     ====     ====     ====     ====